Exhibit 21

ENCORIUM GROUP, INC.

Names of All Subsidiaries

Encorium Oy
Encorium Sweden AB
Encorium Denmark ApS
Encorium Estonia OU
Encorium Germany AG
Encorium Romania SRL
Encorium Poland Sp.z.o.o.
UAB Encorium Lithuania
Progenitor Holding AG,  Switzerland
Progenitor International Research Corp. U.S.
Progenitor International Research GmbH, Switzerland
Progenitor International Research Ltd. Hong Kong
Progenitor International Research Pvt. Ltd. India
Progenitor International Research SA, Argentina
Progenitor International Research SA, Mexico
Progenitor International Research SA, Panama